Exhibit 5.4

March 27, 2013

TransDigm Inc.

1301 East 9th Street, Suite 300

Cleveland, Ohio 44114

Re:	Registration Statement on Form S-4 Filed by TransDigm Inc.
Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

We have acted as Connecticut counsel to Harco Laboratories, Inc., a Connecticut corporation (“Harco”), in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $550,000,000 aggregate principal amount of 5.50% Senior Subordinated Notes due 2020 (the “Exchange Notes”) of TransDigm Inc., a Delaware corporation (the “Company”), for an equal aggregate principal amount of 5.50% Senior Subordinated Notes due 2020 from the Company outstanding on the date hereof (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of October 15, 2012 (as amended, supplemented or otherwise modified, the “Indenture”), by and among the Company, the guarantors thereto (including Harco) and The Bank of New York Mellon Trust Company, N.A., as trustee. The Outstanding Notes are, and the Exchange Notes will be, guaranteed on a joint and several basis by the guarantors (including Harco). The following agreements and other related documents have been examined (items (a) through (f), inclusive, are referred to herein, collectively, as the “Transaction Documents”):

(a) an executed copy of the Indenture;

(b) a copy of the Amended and Restated Certificate of Incorporation of Harco certified by the Secretary of State of the State of Connecticut on October 1, 2012 and certified to us by an officer of Harco as being complete and correct and in full force and effect as of the date hereof (the “Certificate of Incorporation”);

(c) a copy of the Amended and Restated Bylaws of Harco certified to us by an officer of Harco as being complete and correct and in full force and effect as of the date hereof (the “Bylaws”);

TransDigm Inc.

March 27, 2013

(d) a Secretary’s Certificate of Harco delivered to us in connection with this opinion letter;

(e) a copy of a certificate, dated March 20, 2013, of the Secretary of State of the State of Connecticut as to the legal existence of Harco in the State of Connecticut as of such date (the “Certificate of Legal Existence”); and

(f) a copy of the resolutions of the board of directors of Harco certified to us by an officer of Harco as being complete and correct and in full force and effect as of October 15, 2012 and the date hereof.

The opinions expressed herein are limited to the federal laws of the United States and the laws of the State of Connecticut. To the extent that any of the Transaction Documents provides that it is to be governed by the laws of a jurisdiction other than the State of Connecticut, the opinions set forth herein are given as if such document provides that it is to be governed by the laws of the State of Connecticut, other than its choice of law rules. We have assumed for the purposes of this opinion letter that the parties’ choice of law will be respected, and accordingly we express no opinion as to the choice of law rules or other laws that any tribunal may apply to the transactions referred to in this opinion letter.

We have examined the Transaction Documents, and have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of Harco, certificates of public officials and of officers and other representatives of Harco and such other documents and instruments, and have made such other examinations, as we have deemed necessary or appropriate to enable us to render the opinions set forth herein. As to certain questions of fact material to our opinions, we have relied upon the representations and warranties in the Transaction Documents and upon said certificates, copies of which are being delivered to you herewith, and we have made no independent investigation of such matters.

In rendering the opinions set forth below, we have assumed, among other things, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, the genuineness of all signatures, and the legal capacity of natural persons. We were not present at the signing of the Transaction Documents and have relied with your approval upon a review of a photocopy or facsimile of the signature pages. We have assumed that any certificates of government officials dated prior to the date hereof are still effective and accurate as of the date of this opinion letter. We have also assumed that each entity, other than Harco, that is a party to any of the Transaction Documents had, on the date thereof, all requisite capacity, power and authority and has taken all actions necessary to enter into the Transaction Documents to which it is a party or by which it is bound, to the extent necessary to make the Transaction Documents enforceable

TransDigm Inc.

March 27, 2013

against it, and that the Transaction Documents are enforceable against each of the parties thereto, other than Harco. Further, we have assumed that Harco will not in the future take any discretionary action (including a decision not to act) permitted under any Transaction Document that would result in a violation of law or cause a breach or default under any Transaction Document or court or administrative order, writ, judgment or decree that names Harco and is specifically directed to it or its property.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations stated herein, it is our opinion that:

1. Based solely upon the Certificate of Legal Existence, Harco is legally existing as a corporation under the laws of the State of Connecticut.

2. As of the date of the Indenture, Harco had the corporate power to enter into the Indenture and, as of the date hereof, Harco has the corporate power to perform its obligations under the Indenture.

3. Harco’s execution, delivery and performance of the Indenture has been duly authorized by all necessary corporate action of Harco.

4. The execution and delivery by Harco on the date of the Indenture did not, and the performance by Harco of its obligations thereunder as of the date hereof, does not (a) violate or contravene any law of the State of Connecticut which is applicable to Harco or (b) violate the Certificate of Incorporation or the Bylaws.

The foregoing opinions are subject to the following qualifications:

(a) The enforceability against Harco of the rights and remedies provided in the Transaction Documents is subject to the effect of (i) statutory and other laws regarding bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer and other similar laws now or hereafter in effect affecting the rights and remedies of creditors generally; (ii) general principles of equity and public policy (regardless of whether such enforceability is considered in a proceeding at law or in equity); and (iii) general rules of contract law with respect to matters such as the adequacy of consideration, the election of remedies, the limits of severability, mutuality of obligations and opportunity to cure.

(b) We express no opinion as to the enforceability of any waiver, disclaimer, limitation of liability, release or legal or equitable discharge of any defense, provision for liquidated damages, consent to jurisdiction or venue, or provision releasing or indemnifying a party against liability for its own wrongful or negligent acts.

TransDigm Inc.

March 27, 2013

(c) We express no opinion regarding the enforceability of any provision of the Transaction Documents to the extent that it (i) purports to waive or vary any of the rules stated in the statutory provisions listed in Section 9-602 of Revised Article 9 of the Uniform Commercial Code in effect in the State of Connecticut on the date hereof, to the extent that such rules give rights to a debtor or obligor or impose duties on a secured party, or (ii) purports to determine by agreement the standards measuring the fulfillment of such rights or duties.

(d) We express no opinion with respect to the federal securities laws or the “blue sky” or securities laws of any other jurisdiction.

(e) We express no opinion upon any matter other than the opinions explicitly set forth in the numbered paragraphs above, and such opinions shall not be interpreted to be an implied opinion upon any other matter.

Except as specifically provided herein, this opinion letter speaks only as of the date hereof. We express no opinion herein regarding the effect that any future event or change in circumstances would have on the opinions expressed herein, and we disclaim any obligation to advise you of, or to update this opinion letter in connection with, any change in circumstances or any change in applicable law, or the interpretation thereof, after the date hereof. Any such change in circumstances or in any applicable law, or the interpretation thereof, or in any information or assumptions upon which we have relied, or any inaccuracy of such information or assumptions, could affect the opinions expressed herein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement filed today and any amendment thereto to be filed in connection with the Exchange Offer. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ Shipman & Goodwin LLP